Ex-10.50

                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

     The EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 11, 2000, by and between Prime Retail, Inc., a Maryland corporation ("Prime"), and the sole general partner of Prime Retail, L.P., a Delaware limited partnership (the "Operating Partnership"), and Robert Brvenik (the "Executive"), is hereby amended by this Amendment, effective April 2, 2001, in the following respects:

     1. Section 3(b) of the Agreement is hereby amended as follows:

     (b)    Performance Bonus.

     In addition to the Base Salary, Executive shall have the right to receive, and the Company agrees to pay to Executive, a performance bonus for each calendar year during the Term of this Agreement, in such amounts as the Committee, in its sole discretion, may determine (the "Performance Bonus"). If the Board, either directly or through the Committee, establishes performance measures for senior officers (which term is intended to include Executive), those established criteria will be used to determine Executive's entitlement to a Performance Bonus. Notwithstanding the foregoing, nothing in this Agreement obligates the Board to establish such performance measures, and the lack of established performance measures will not constitute a breach of this Agreement in any manner. In lieu of established performance measures, the Board will determine Executive's Performance Bonus solely in its discretion. The parties hereto acknowledge that any corporate or individual performance objectives established pursuant to this Section 3(b) will be determined prior to, or as soon as possible after, the beginning of each calendar year and that such objectives may objectively be met by Executive. The aggregate Performance Bonus for a calendar year payable in accordance with the provisions of this
     Section 3(b) is expected to be up to 100% or more of the Base Salary for such calendar year. Further, Executive shall only be entitled to receive a Performance Bonus for a calendar year if Executive has been and continues to be retained by the Company as an executive officer of the Company for the full calendar year or if (i) the Company terminates Executive's employment without Cause (as defined below), (ii) Executive terminates his employment for Good Reason (as defined below), (iii) Executive terminates his employment for any reason simultaneously with, or within six months following, a Change of Control, or (iv) if Executive does not terminate his employment simultaneously with, or within six months following, a change of control, and Executive's employment ends for any reason within 24 months following a Change of Control. Any amount of Performance Bonus required to be paid to Executive for a calendar year during the Term of this Agreement shall be paid by the Company to Executive during the pay period of the Company following finalization of the audit for such calendar year and final review and approval of the bonus calculation by the Committee, and, in all events, on or before March 31 of the year immediately following the end of the calendar year for which such Performance Bonus is attributable.

     2.     Section 4(d) of the Agreement is hereby amended as follows:

     (d)    Termination Following a Change of Control.

     If (i) Executive terminates this Agreement for any reason simultaneously with a Change of Control (in which event notice under Section 2 above shall not be necessary and the termination payments to be made under Sections 4(d)(1), 4(d)(2) and 4(d)(3) shall be paid simultaneously with, and as a part of, the Change of Control), (ii) within six (6) months following a Change of Control Executive terminates this Agreement for any reason, subject to the notice provisions of Section 2 hereof, or (iii) within 24 months following a Change of Control, the Company terminates this Agreement during its original term other than for Cause or Executive terminates this Agreement during its original term with Good Reason, the Company shall pay Executive (and Executive's eligible dependents with respect to paragraph
     (D) below) the following benefits and payments:

                (1) all accrued but unpaid  amounts of Base Salary and  vacation
                through   the   effective  date  of   termination,   payable  in
                accordance with the provisions of Sections 3(a) and 3(d) above;

                (2) a  termination  payment in an amount equal to the product of
                (x) the number of full and partial years remaining in the Original Term (or, if greater, 2 years) and (y) the One-Year Pay Equivalent, which amount shall be payable within thirty (30) days of the effective date of termination;

                (3) any vested benefits or amounts pursuant to Section 3(c), 3(e), 3(f) and 3(g) hereof through the effective date of termination, payable in accordance with the provisions of any such plan(s); and

                (4) the health insurance benefits described in Section 3(c)(1) above for the maximum period permitted under COBRA at the Company's sole expense, together with either (i) additional benefits equivalent to those in effect at the date of termination, such that Executive will receive Company-paid coverage for a total of 24 months or (ii) if providing such benefits is not permitted by the tax laws or applicable benefit plans, the after-tax equivalent of the premiums paid by the Company for such coverage.

     3. This Amendment may be executed in one or more counterparts which taken together shall constitute one and the same instrument.

EXECUTIVE:

/s/ Robert Brvenik
------------------------
    Robert Brvenik

PRIME RETAIL, INC., a Maryland                  PRIME RETAIL, L.P., a Delaware
corporation                                     limited partnership


By:  /s/Glenn D. Reschke                        By:   Prime Retail, Inc.
     ------------------------------
Name:  Glenn D. Reschke                         Its:  Sole General Partner
Title:  President & Chief Executive             By:  /s/ Glenn D. Reschke
        Officer                                      ---------------------------
                                                Name:  Glenn D. Reschke
                                                Title: President and Chief
                                                       Executive Officer